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EXHIBIT 10.10

Summary of Employment Arrangement with Addison L. Piper
as of August 20, 2003

        This document summarizes the terms of employment of Addison L. Piper ("Employee") by Piper Jaffray Companies, a Delaware corporation (the "Company"), following completion of the spin-off of the Company from U.S. Bancorp. Following the spin-off, Employee will have the title of Vice Chairman and will be a member of the Company's Management Committee. Employee will be a full-time employee subject to Company policies generally applicable to other executive officers. Employee will be paid an annual base salary of $250,000 and a minimum annual bonus of $500,000 for serving in these capacities. The bonus amount will be paid in a combination of cash and the Company's equity. The percentage of Employee's bonus that is paid in equity in any given year will be determined in the same manner used to determine the percentage of bonus to be paid in equity for the Company's other executive officers in accordance with Company plans and programs. This arrangement will continue through December 31, 2006.

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Summary of Employment Arrangement with Addison L. Piper as of August 20, 2003